Exhibit 99.2

NEWS RELEASE
16290 S.W. Upper Boones Ferry Road, Portland, OR 97224 Company Contact: Jerrold D. Dotson, VP-Finance (503) 726-2227 email:jdotson@calypte.com	www.calypte.com Investor Relations Contact: Dan Schustack CEOcast, Inc. Phone: (212) 732-4300 email:dschustack@ceocast.com
Calypte’s Aware™ HIV-1/2 OMT Approved as China's Only Rapid Oral HIV Test
Approval Enables Manufacturing, Marketing, Distribution and Sales throughout China
Company to Hold Conference Call at 10:30 a.m. EDT Today to Discuss Developments

Portland, OR —April 17, 2008—Calypte Biomedical Corporation (OTCBB:CBMC), a developer, manufacturer and marketer of HIV diagnostic tests, announced today that its Chinese subsidiary, Beijing Marr Bio-Pharmaceutical Co. Ltd. (“Beijing Marr”), has received registration and marketing approval for Calypte’s Aware™ HIV-1/2 OMT (oral fluid) rapid test from the State Food and Drug Administration (“SFDA”) of China. This approval makes the Aware™ HIV-1/2 OMT test the first and only SFDA approved rapid oral fluid HIV test in China.

Roger Gale, Calypte’s Chairman and Chief Executive Officer, stated, “This is a major accomplishment for Calypte and we are thrilled to have received this long awaited approval which permits us to begin actively marketing our rapid diagnostic tests in China, one of the potentially largest HIV testing markets in the world. With the medical devices manufacturing permit received earlier this year, our Beijing Marr subsidiary is now able to manufacture, market, distribute and sell the Aware™ HIV-1/2 OMT test throughout the Peoples’ Republic of China. China is committed to aggressively tackle the spread of its HIV epidemic and we believe that our Aware™ HIV-1/2 OMT (oral fluid) test can and will make a significant contribution to that effort. We appreciate the patience of those investors who have supported us through the long SFDA approval process, particularly our joint venture partners, the Marr Group.” Mr. Gale added, “This approval also gives us, for the first time, a very valuable approval in the country of manufacture. Absence of this approval in the past has hampered our ability to register and market the test in a number of countries, a hurdle we can now overcome by producing the domestically approved Aware™ product in our Chinese factory. With this SFDA approval, we are now in a position to market and sell in countries representing a total population of nearly 3.7 billion, or over half of the worlds’ population.”

Dr. Ronald Mink, Chief Science Officer for Calypte, remarked, “This approval has validated our perseverance in pursuing the registration of a product in which we have long had confidence. The transformation of the SFDA over the past two to three years into a first tier agency matching the rigor and integrity of its U.S. and European counterparts resulted in a very thorough review of the Aware™ HIV-1/2 OMT (oral fluid) test. We believe that the Chinese authorities are now comfortable with this new technology, which expands the scope of testing platforms currently available in China. The SFDA’s restructuring has resulted in a review process and timetable that is similar to what we see in the U.S. FDA. We believe these changes will benefit not only China, by setting a higher standard for new medical products, but will also benefit us, by setting a higher barrier to market entry for would-be competitors. Throughout the entire review process, we received continually positive feedback from the SFDA and we have been confident that our technology is solid and our registration would prevail.”

David Harris, Beijing Marr’s Chief Executive Officer, stated, “This is a very exciting moment for those of us at Beijing Marr who have worked very hard to gain this approval and ready the factory for manufacture, sale and distribution of the Aware™ HIV-1/2 OMT test. We have already received numerous inquiries from HIV program managers and scientists eager to use the product here in China. We now plan to ramp up our production capacity as we build our distribution network to fully realize the market potential of the Aware™ HIV-1/2 OMT test in China. Beijing Marr is committed to, and enthusiastic about, bringing this exciting new technology to the Chinese medical community.”

Calypte operates in China through Beijing Marr, a joint venture between Calypte and the Marr Group established to manufacture Calypte's Aware™ line of rapid HIV tests, including the Aware™ HIV-1/2 OMT product for both the Chinese and international markets. Beijing Marr operates an ISO 13485:2003 certified manufacturing facility on the outskirts of Beijing. The Aware™ HIV-1/2 OMT product is a rapid test using oral fluid to diagnose HIV-1 or HIV-2 infection in as little as 20 minutes with an accuracy comparable to that of U.S. FDA approved blood based laboratory HIV EIA tests.

Conference Call:
Calypte will host a conference call today at 10:30 a.m. EDT. The call can be accessed in the U.S. by dialing 866-510-0707 and outside of the U.S. by dialing 617-597-5376. The participant pass code is 49798845. The conference call will also be webcast live at www.calypte.com. An audio replay of the call will be available through May 18, 2008, beginning approximately 1 hour after the conference call ends, by dialing 888-286-8010 in the U.S., or 617-801-6888 from outside of the U.S. The pass code for the playback is 64031187. The web cast will also be available for replay on Calypte’s website.

About Calypte Biomedical:
Calypte Biomedical Corporation (http://www.calypte.com) is a U.S.-based healthcare company focused on the development and commercialization of rapid testing products for sexually transmitted diseases such as the Aware™ HIV- 1/2 OMT test that are suitable for use at the point of care and at home. Calypte believes there is a significant need for rapid detection of such diseases globally to control their proliferation. Calypte believes that testing for HIV and other sexually transmitted infectious diseases may make important contributions to public health, and could increase the likelihood of treating those with undetected HIV and other sexually transmitted diseases.

About The Marr Group:

The Marr Group is a private group of companies having a large and diverse number of investments and projects globally, principally in Europe, the Far East, the Middle East and the CIS.

Statements in this press release that are not historical facts are forward-looking statements within the meaning of the Securities Act of 1933, as amended. Those statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to, the Company's ability to obtain additional financing, if and as needed, and access funds from its existing financing arrangements that will allow it to continue its current and future operations and whether demand for its test products in domestic and international markets will generate sufficient revenues to achieve positive cash flow and profitability. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in the Company's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact the Company's success are more fully disclosed in the Company's most recent public filings with the U.S. Securities and Exchange Commission ("SEC"), including its annual report on Form 10-K for the year ended December 31, 2007 and its subsequent filings with the SEC.